UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 1, 2007
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	001-15803 (Commission File Number)	33-0314804 (I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California (Address of principal executive offices)		92656 (Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement
     Sale of Assets
     On July 2, 2007, Avanir Pharmaceuticals (the “Company”) and Alamo Pharmaceuticals, LLC, a wholly owned subsidiary of the Company, (“Alamo”) entered into an asset purchase agreement (the “Agreement”) with Azur Pharma Inc. (“Azur Inc.”) and Azur Pharma International III Limited (“Azur Limited” and, together with Azur Inc., “Azur”). Pursuant to the Agreement, the Company will sell its rights to the FazaClo product (clozapine, USP) and the Company’s related assets (the “FazaClo Assets”) to Azur. The Company will receive initial consideration at closing of approximately $42,000,000 (subject to a working capital adjustment) and will have the right to receive additional payments of $4,000,000 and $6,000,000 on May 1, 2009 and December 31, 2009, respectively, if certain market conditions are met. Additionally, the Company will have the right to receive up to $2,000,000 in total royalty payments, payable at a rate of 3% of Azur’s annualized net sales of FazaClo in excess of $17,000,000. The payment obligations have been guaranteed by Azur Limited.
     Upon closing, Azur will assume the Company’s contingent earn-out obligations payable to the former owners of Alamo, provided, however, that the Company will retain the obligation to issue an additional $2,000,000 promissory note payable with respect to the achievement of certain minimum FazaClo sales levels. Azur will also assume substantially all liabilities relating to the FazaClo Assets, provided that the Company will retain certain liabilities relating to potential product liability matters for products sold by the Company prior to the closing.
     Azur will acquire the Company’s commercial sales force and regulatory support operations, including the FazaClo patient registry, representing approximately 85 employees (the “FazaClo Employees”). Upon the termination of the FazaClo Employees, the Company will provide accelerated vesting of outstanding stock options and other equity awards as well as the unvested portion(s), if any, of the affected employees’ 401(k) savings plans.
     The Agreement contains customary representations, warranties and closing conditions. The transactions contemplated under the Agreement are expected to close by early August 2007 and the Company has agreed to provide certain support services to Azur for a transition period following closing.
     Concurrently with executing the Agreement, the Company also entered into an agreement, dated July 2, 2007, with Neal R. Cutler (the “Cutler Agreement”), the holder of certain promissory notes issued by the Company in connection with the Company’s acquisition of Alamo in May 2006 (the “Notes”). Under the Cutler Agreement, the Company agreed to prepay $11,000,000 of the outstanding principal and interest owed under the Notes concurrently with the completion of the sale of the FazaClo Assets. Upon making this payment to Dr. Cutler, the Company will not be required to make any further payments on the Notes in connection with equity financings until the aggregate proceeds of future equity financings received by the Company exceeds $55,000,000, after which time the Company’s payment obligations under the Notes will resume.
     Sublease of San Diego Facilities
     On July 2, 2007, the Company entered into sublease agreements (the “Subleases”) with Halozyme, Inc. (“Halozyme”) for the Company’s excess leased facilities in San Diego, California. Halozyme will sublease approximately 48,758 square feet of office and laboratory space (the “Subleased Premises”) located at 11404 and 11388 Sorrento Valley Road, San Diego, California, respectively. The Company is presently the tenant at such premises under Standard Industrial Net Leases, dated February 1, 2001 and May 20, 2002 (collectively, the “Master Leases”). The Subleases will not become effective unless and until the master landlords consent thereto. Upon their effectiveness, the Subleases continue through the term of the Master Leases.
     Halozyme will pay base rent for the Subleased Premises, net of costs and property taxes associated with the operation and maintenance of the Subleased Premises, starting January 1, 2008 in the amounts set forth below. Halozyme will also pay a 69.75% pro rata share of operating costs, insurance costs, costs of utilities and real property taxes for the Subleased Premises incurred by the Company under the Master Leases.

Subleased Premises Located at 11404 Sorrento Valley Road

Period	Monthly Base Rent
January 1, 2008 — June 30, 2008	$25,950
July 1, 2008 — June 30, 2009	$53,976
July 1, 2009 — June 30, 2010	$56,137
July 1, 2010 — June 30, 2011	$58,383
July 1, 2011 — June 30, 2012	$60,713
July 1, 2012 — January 14, 2013	$63,149
Subleased Premises Located at 11388 Sorrento Valley Road

Period	Monthly Base Rent
January 1, 2008 — June 30, 2008	$30,332
July 1, 2008 — August 31, 2008	$63,091
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 1, 2007, Michael Puntoriero notified the Company of his intention to resign as Senior Vice President and Chief Financial Officer of the Company. Mr. Puntoriero’s resignation is expected to be effective as of July 11, 2007 and was related to the anticipated reduction in the size and complexity of the Company’s operations following the planned divestiture of the FazaClo Assets.
     Martin Sturgeon, the Company’s Chief Accounting Officer, will serve as Interim Chief Financial Officer following Mr. Puntoriero’s departure. Certain biographical information regarding Mr. Sturgeon is contained in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and is incorporated herein by reference.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avanir Pharmaceuticals
July 3, 2007	By:	/s/ Keith Katkin
Keith Katkin
President and Chief Executive Officer

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